UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 24, 2021

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZIOP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Laurence Cooper, MD., Ph.D. and Appointment of Interim Chief Executive Officer

On February 24, 2021, the Board of Directors of Ziopharm Oncology, Inc., or the Company, appointed Heidi Hagen as the Company’s Interim Chief Executive Officer, replacing Dr. Laurence Cooper, MD., Ph.D., effective February 25, 2021. Ms. Hagen, formerly the Lead Independent Director on the Company’s Board of Directors, or the Board, will remain a member of the Board. In connection with his departure as Chief Executive Officer, Dr. Cooper resigned as a director of the Company. Dr. Cooper’s departure is not a result of any occurrence that would require disclosure under Item 5.02(a) of Form 8-K.

Ms. Hagen, age 52, has served on the Board since June 2019 and is a 30-year veteran of the biotechnology industry, the last 20 years in cell and gene therapy. Ms. Hagen is a co-founder and board member of Vineti Inc., a cloud-based software platform company that addresses challenges in data management from order through cell collection, manufacturing, and delivery of personalized treatments such as cell and gene therapies and cancer vaccines. She is also the former Global Chief Operating Officer for SOTIO a.s. and the Senior Vice President of Operations for Dendreon. Ms. Hagen has a B.S. in Cell and Molecular Biology, an M.S. in Bioengineering, and an MBA from the University of Washington.

Ms. Hagen has no family relationship with any director or officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer.

Employment Agreement

Effective February 25, 2021, the Company entered into an employment agreement, or the Agreement, with Ms. Hagen, governing the terms of her employment as the Company’s Interim Chief Executive Officer.

Under the Agreement, Ms. Hagen will receive an annual base salary of $575,000 and a one-time sign-on bonus of $50,000. In addition, if Ms. Hagen remains employed as Interim Chief Executive Officer after September 1, 2021, then she shall be eligible to receive a performance bonus for the 2021 calendar year. The target amount of the performance bonus will be $345,000, prorated from February 25, 2021 through the earlier of the date her employment with the Company ends or December 31, 2021, and based on specific performance goals to be mutually agreed upon by Ms. Hagen and the Board. Ms. Hagen shall receive a minimum performance bonus of $150,000 for 2021.

If Ms. Hagen remains employed as Interim Chief Executive Officer on or after January 1, 2022, then she shall earn a $25,000 bonus, or the Earned Monthly Bonus, on the last day of each of the first six calendar months in 2022, provided she remains employed on the last day of the applicable month. In addition, she will be eligible to receive a prorated performance bonus for the 2022 calendar year. The target amount of the performance bonus will be $345,000, with the actual bonus amount based on the achievement of specific performance goals to be mutually agreed upon by Ms. Hagen and the Board. The amount of the Earned Monthly Bonuses will be subtracted from any performance bonus for 2022.

Subject to approval by the Board, the Company will grant Ms. Hagen 90,000 shares of restricted common stock of the Company, vesting on the one-year anniversary of the date of grant, subject to Ms. Hagen’s continued employment with the Company through such date. Such restricted stock grant will be governed by the Company’s 2020 Equity Incentive Plan and the standard form of restricted stock agreement adopted thereunder. In addition, subject to approval by the Board, the Company will grant Ms. Hagen an option to purchase 675,000 shares of common stock of the Company, with an exercise price equal to the fair market value of said shares as of the date of grant. The option shall vest in twelve equal amounts monthly over the term of one year. Such option grant will be governed by the Company’s 2020 Equity Incentive Plan and the standard form of stock option agreement adopted thereunder. If Ms. Hagen’s employment terminates either because a replacement, full-time chief executive officer has been hired by the Company, or because the Company terminates her employment without “Cause” (as defined in the Agreement), then upon termination of her employment, the restricted stock shall vest in full, and any unvested portion of the option grant shall vest in full and become exercisable immediately.

If Ms. Hagen is terminated by the Company for any reason other than death, disability or Cause, then the Company shall pay to Ms. Hagen her base salary through the date of termination, any accrued vacation, and any expense reimbursement amounts for expenses incurred through the date of termination. If, within 30 days after the effective date of termination, Ms. Hagen executes a written general release, she will also be entitled to receive continuing payments of her base salary for a period of four months. In addition, unless her employment is terminated for Cause (as defined in the Agreement), the Company shall pay 100% of applicable COBRA premiums for Ms. Hagen for up to 12 months.

The foregoing description is a summary of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Ziopharm Oncology, Inc. and Heidi Hagen, dated February 25, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM ONCOLOGY, INC.

	By:	/s/ Robert Hadfield
Date: March 2, 2021	Name:	Robert Hadfield
	Title:	Chief Legal Officer